NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
ANNOUNCES COMPLETION OF SALE OF
7000 WEST

AUSTIN, TX, March 29, 2006 - Stratus Properties Inc. (NASDAQ: STRS) announced today the completion of the sale of its two 70,000-square-foot office buildings at 7000 West William Cannon Drive (7000 West), known as the Lantana Corporate Center, to CarrAmerica Lantana, LP for $22.3 million. The purchaser paid $10.6 million cash to Stratus at closing and assumed the $11.7 million principal balance remaining under Stratus’ 7000 West project loan. Stratus intends to use the net proceeds from the sale to reduce its other outstanding debt. Stratus will report an approximate $10 million gain on the transaction in its first-quarter 2006 results.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer stated “The sale of 7000 West is consistent with our commitment to create value by securing and maintaining development entitlements and then developing and building high-quality real estate projects on our properties.”

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

A copy of this press release and additional information about our company are available on our website at http://www.stratusproperties.com.

# # #